Exhibit 10.11

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

OF

VERTEL CORPORATION

a California Corporation

August 14, 2002

In accordance with Section 307(b) of the California Corporations Code and the Bylaws of Vertel Corporation (the “Company”), the undersigned, constituting all of the directors of the Company, hereby take the following actions and adopt the following resolutions by unanimous written consent without a meeting, effective for all purposes as of the date first written above:

Restructuring and Renewal of Suite 700, 21300 Victory Blvd., Woodland Hills CA Lease

WHEREAS, there has been discussion at previous Board meetings relating to the Company’s Headquarters lease at 21300 Victory Blvd., Suite 700, Woodland Hills CA and a proposal has been negotiated with 21300 Victory Boulevard, LLC (the “landlord”) as follows:

Effective July 1, 2002, the Company will be released from its monthly base rental obligation of $47,335.20 (21,516 square feet at $2.20 per square foot) under the existing lease which expires January 19, 2003, provided the Company signs a three-year extension to its existing lease, effective July 1, 2002, for 9,052 square feet at an initial rental of $2.25 per square foot ($20,367 per month). The base rental will increase to $2.32 per square foot, effective January 1, 2004. Additionally, the landlord will reduce the July 2002 rental obligation by 50% as an inducement for the Company to enter into the extension.

The proposed arrangement allows the Company to save approximately $180,000 in cash and rent expense by restructuring the current lease prior to its expiration. To achieve this, the Company must commit to a three-year extension to June 30, 2005 (only 30 months from the expiration of the existing lease). The space occupied will be reduced by approximately 58%.

NOW THEREFORE, BE IT RESOLVED, that the Company extend its lease for Suite 700, 21300 Victory Boulevard, Woodland Hills CA, substantially on the terms outlined above.

Omnibus Provision

RESOLVED, FURTHER, that the officers of the Company, each of them with full authority to act without the others, are authorized and directed to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional documents as they may deem necessary or appropriate in order to carry into effect the purposes and intent of the foregoing resolutions.

This action may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. This action was executed effective as of the date first set forth above.

Marc E. Maassen	Robert T. Flood

Cyrus D. Irani	Hai-Perng Kuo, a.k.a. Alex Kuo

Michael A. Sternberg

[Signature Page to Board Consent of Vertel Corporation

Re: Amendment To Suite 700, 21300 Victory Boulevard, Woodland Hills CA Lease]